Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Phibro Animal Health Corporation of our report dated September 17, 2013, except for the effects for the revisions and restatement described in Note 2 and the change in composition of the reportable segments discussed in Note 17 as to which the date is January 9, 2014 relating to the consolidated financial statements of Phibro Animal Health Corporation, which appears in Amendment No. 4 to the Registration Statement on Form S-1 (Registration No. 333-194467). We also consent to the reference to us under the heading “Experts” in Amendment No 4 to the Registration Statement on Form S-1 incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 8, 2014